EXHIBIT 5.1






January 29, 2001

CNF Transportation Inc.
3240 Hillview Avenue
Palo Alto, California 94304

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 executed by you on January 29, 2001 and to be filed with the Securities and Exchange Commission on January 29, 2001 in connection with the registration under the Securities Act of 1933, as amended, of Common Stock and Common Stock Units issuable pursuant to the CNF Transportation Inc. Deferred Compensation Plan for Executives (the "Plan").

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of shares of Common Stock under the Plan (the "Plan Shares") and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonnassessable shares of Common Stock.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,



Gary S. Cullen
Deputy General Counsel
CNF Transportation Inc.